Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is effective as of December 1, 2003 (“Employment Date”), by and between Shopping.com (California), Inc. a Delaware corporation (the “Company”), and Greg J. Santora (the “Executive”).

WHEREAS, the parties wish to establish an employment relationship between the Executive and the Company;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Employment and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment, as Chief Financial Officer of the Company and of the Company’s parent, Shopping.com, Ltd. (the “Parent”), reporting directly to the Chief Executive Officer (the “CEO”). As Chief Financial Officer, the Executive shall oversee and direct the financial operations of the Company and the Parent and perform such other duties consistent with the responsibilities of Chief Financial Officer, all subject to the direction of the CEO and the Board of Directors. In addition, during the Executive’s employment with the Company, the Executive shall devote all of his working time to such employment and appointment, shall devote his best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the CEO; provided, however, that Executive may (a) manage personal and family investments and (b) participate in charitable and/or civic activities.

2. At Will Employment. The Executive’s employment with the Company shall be “at will” as defined by California law. This means that either the Executive or the Company may terminate the employment relationship at any time for any or no reason, with or without cause. By signing this Agreement, Executive agrees that this offer of employment is not intended to be and should not be construed to be a contract of employment for any specified duration.

3. Compensation. Contingent on approval by the Compensation Committee of the Board of Directors, and in consideration of the performance by the Executive of his duties hereunder, during the Executive’s employment with the Company, the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for his services, and which shall be subject to all applicable withholdings:

(a) Base Salary. The Executive shall receive a base salary equal to $20,833.33 per month which equals Two Hundred Fifty Thousand Dollars ($250,000) per annum, which base salary shall be paid in arrears per the Company’s standard payroll procedures. The base salary shall be reviewed on an annual basis by the Company and shall be subject to increase from time to time by the Company, in its sole discretion.

(b) Sign-On Bonus. Executive will be entitled to a one-time Sign-On Bonus of $50,000, payable in Executive’s first regular full paycheck but which shall be earned during each of the first twelve months of employment. Should the Executive’s employment with the Company terminate for any reason other than the Company’s organizational restructuring (as determined by the Board of Directors) within one year of Executive’s Employment Date, Executive agrees to repay the Company at the time of termination, on a proportional basis, that portion of the Sign-On Bonus that has not been earned out.

(c) Bonus. The Executive will be eligible to receive an annual discretionary bonus for each fiscal year, payable annually in arrears, which shall be determined in good faith by the Compensation Committee of the Board of Directors based upon achievement of mutually agreed upon milestones. The target bonus for each year shall not be less than that of similarly situated executives of the Company, as determined by the Company, and shall be prorated for Executive’s length of service for any partial years of employment, to the extent that Executive would otherwise be eligible.

(d) Insurance Coverage and Other Benefits. The Executive shall be entitled to participate in such insurance, pension and all other benefits, plans as are generally made available by the Company to its executive officers from time to time, which shall include medical, dental and disability insurance and a 401(k) plan. Such participation shall be subject to terms of the applicable plan documents.

(e) Stock Options. Pursuant to the Parent’s 2003 Omnibus Stock Option and Restricted Stock Incentive Plan (the “Plan”), and contingent on approval by the Parent’s Board of Directors, the Parent shall grant to the Executive the options to purchase 1,600,000 shares of the Parent’s Ordinary Shares (the “Option”), at a per share exercise price determined by the Board of Directors at the time the grant is approved. The Option shall vest as follows: twenty-five percent (25%) of the Option shall vest as the one year anniversary of the Executives employment commencing from the Employment Date, and the remainder shall vest in equal monthly installments during the second, third and fourth years of Executive’s active employment, all subject to Executive’s continued employment. Further contingent on approval by the Parent’s Board of Directors, (i) upon the occurrence of a Merger/Sale (as defined in section 13.2 of the Plan), fifty percent (50%) of all unvested shares issued to Executive shall thereupon be deemed vested and immediately exercisable; and (ii) if, within the period commencing three (3) months before a Merger/Sale (as defined in section 13.2 of the Plan and further defined below) and ending six (6) months after such Merger/Sale, Executive’s employment with the Company is terminated without Cause, as defined below (and not as a result of his death or disability, as defined below), or Executive resigns with Good Reason, as defined in section 4(c) below, and subject to Executive’s execution of a general release of known and unknown claims in form satisfactory to the Company, 100% of the unvested shares and stock options issued to Executive shall be deemed immediately vested and exercisable.

(f) Paid Time Off. During the Executive’s employment with the Company, the Executive shall accrue, on a semi-monthly basis, paid time off (which includes vacation, sick time, and all personal time off) at the annualized rate of three (3) weeks vacation each year, to be taken at such times and intervals as shall be determined by Executive subject to the reasonable business needs of the Company.

4. Termination.

(a) Termination by the Company for Cause. The following events shall be deemed termination for Cause: (i) willful and substantial failure or neglect by the Executive, after notice thereof, to follow the lawful directions of the CEO, (ii) intentional disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (iii) the commission of an act of embezzlement or fraud or any other unauthorized use of corporate funds; (iv) the deliberate disregard of the written rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company which is material to the Company; (v) the unauthorized disclosure of any trade secret or confidential information of the Company; or (vi) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company.

(b) Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder if the Executive is substantially unable to perform the essential functions of his position with or without reasonable accommodation by reason of any mental, physical or other disability for a period of at least six (6) consecutive months or until such earlier time as the Executive becomes eligible to receive payments under the Company’s long-term disability policy. The Executive’s employment hereunder shall also terminate automatically upon the death of the Executive. The termination pursuant to this provision shall be deemed termination for Cause.

(c) Resignation by Executive for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect 15 days after written notice to the Board of Directors from Executive of such condition(s): (i) a decrease in Executive’s base salary of 10% or greater; (ii) a material, adverse change in Executive’s general responsibilities or duties, following a Merger/Sale as measured against Executive’s responsibilities or duties immediately prior to such Merger/Sale;

(iii) the relocation of Executive’s work place to a location greater than fifty miles from Executive’s then-existing primary place of business.

5. Agreement Not to Compete.

(a) Executive agrees that for a period of one year after the termination of his employment with the Company for any reason or at any time (the “Termination Date”), Executive shall not, directly or indirectly, engage in or advise others, whether as an owner, employee or consultant, or in any other capacity, in establishing, operating, developing, or in soliciting or providing investment capital for, any online community for disseminating reviews on any topic or any comparison shopping service directed to any market sector, segment, or group that the Company has solicited or targeted as an audience, or has actively planned to solicit or target as an audience during Executive’s employment with the Company.

(b) Nothing herein shall prohibit Executive from owning (i) securities in any publicly held corporation that is covered by the restrictions set forth in this section, not exceeding 1% of the outstanding beneficial ownership of such entity, or (ii) an interest in any venture capital fund, but only to the extent that Executive does not own, of record or beneficially, more than 10% of such fund.

(c) The Executive agrees that for a period of twelve (12) months after the Termination Date, Executive shall not, directly or indirectly, solicit any individual who is then presently employed by the Company or its Parent or any of its subsidiaries for employment with any other employer.

(d) Executive acknowledges and agrees that the foregoing provisions are reasonable and necessary to protect the confidential information, business relationships, and goodwill of the Company. The business of the Company is worldwide, and engaging or threatening to engage in activities anywhere in the world in violation of this Section would cause the Company irreparable harm, which harm will not be adequately and fully redressed by the payment of damages to the Company. The post-employment restraints contained herein do not restrain Executive from engaging in an entire business or profession but only from engaging in a narrow and specific subset of activities. Executive further acknowledges and agrees that this Section consists of a series of separate covenants that are reasonable in light of the circumstances as they exist on the date on which this Agreement has been executed, and that should a determination nonetheless be made by a tribunal having jurisdiction over the matter at a later date that any covenant contained in this Agreement is unreasonable in light of the circumstances that then exist, then it is the intention of the parties that the tribunal shall construe or if necessary modify the Agreement so as to impose those restrictions that are reasonable in light of the circumstances as they then exist and assure the Company of the intended benefit of this Agreement.

6. Secret Processes and Confidential Information.

(a) The Executive agrees, during his employment with the Company and thereafter, not to reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans or proposals), except as may be required in the ordinary course of performing the Executive’s duties as an employee of the Company or as may be required by law (as determined in coordination with the Company’s lawyers) or by court order, and the Executive shall keep secret all matters entrusted to such Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company. The restrictions on the Executive’s use or disclosure of confidential information shall remain in force until such information becomes generally available to the public through no fault of the Executive.

(b) Further, the Executive agrees that he shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than f the benefit of the Company. The Executive further agrees after the cessation of his employment with the Company, the Executive shall not use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of his employment, the Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(c) If at any time during Executive’s employment with the Company, the Executive (either alone or with others) makes, conceives, discovers or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (b) results from tasks assigned the Executive by the Company or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company when used for Company purposes and not for incidental personal purposes, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and the Executive shall promptly disclose to the Company (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

Upon disclosure of each Development to the Company, the Executive will, during his employment with the Company and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Executive.

(d) Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof, other than copies of the Executive’s personal notes so long as such notes are not useful to or used by a competitor of the Company.

(e) The Executive agrees that as a further condition of employment he will execute the Company’s standard Employee Non-Disclosure, Non-Competition & Non-Solicitation Agreement (enclosed).

7. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, or (c) one day after delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

(a) For notices and communications to the Company:

Shopping.com (California), Inc.

8000 Marina Blvd.

Fifth Floor

Brisbane, CA 94005

Facsimile: 650-616-6510

Attention: Vice President, Human Resources

(b) For notices and communications to the Executive:

Greg J. Santora

4201 Grant Court

Pleasanton, CA 94566

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

8. General.

8.1 Governing Law. This Agreement shall be construed under and governed by the laws of the State of California, without reference to its conflicts of law principles.

8.2 Amendment; Waiver; Interpretation. This Agreement may be amended, modified, superseded, cancelled, renewed or and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. Any ambiguity in the terms and conditions of this Agreement or any related employment documents or terms will be determined by the Company in its sole discretion and will be binding upon all parties.

8.3 Successors and Assigns. This Agreement shall binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

8.4 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

8.5 Attorneys’ Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party to the extent permissible by law.

8.6 Equitable Relief. As a condition of Executive’s employment, Executive will be required to execute the Company’s Arbitration Agreement (enclosed).

8.7 Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them, including without limitation all prior versions of this Agreement and amendments thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SHOPPING.COM (CALIFORNIA), INC.		EXECUTIVE:

By:	/s/ Roberta Riga	By:	/s/ Greg J. Santora

Name:	Roberta Riga		Greg J. Santora
Title:	Vice President, Human Resources